SUBADVISORY AGREEMENT

PIMCO EQUITY SERIES
650 Newport Center Drive Newport Beach, California 92660

AGREEMENT made as of the 16th day of June 2017.

WHEREAS, Pacific Investment Management Company LLC, a Delaware limited liability company (the Adviser) has been retained by PIMCO Equity Series (the Trust), an openend management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), as investment adviser, to provide investment advisory services to the series of the Trust, including the series listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each, a Fund and, collectively, the Funds), pursuant to an investment management agreement;

WHEREAS, each Fund seeks to achieve its investment objective in whole or in part by investing in the component securities (Component Securities) of an index (Underlying Index) provided by Research Affiliates, LLC or its affiliate (collectively, Index Provider) as described in the Funds Prospectus (as defined below);

WHEREAS, the Adviser wishes to retain Parametric Portfolio Associates LLC (the Sub Adviser) to assist the Adviser in providing investment advisory services (Advisory Services) in connection with the Funds;

WHEREAS, the SubAdviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and rules and regulations thereunder (Advisers Act); and

WHEREAS, the SubAdviser is willing to provide such Advisory Services to the Adviser upon the terms and conditions set forth below and for the compensation set forth in Exhibit A attached hereto, as may be amended from time to time.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Adviser and the SubAdviser as follows:

1.	The Trust is  an openend investment company which has separate investment portfolios. Additional investment portfolios may be established in the future. This Agreement shall pertain to the Funds and to such additional investment portfolios as shall be designated as Funds in supplements to this Agreement, as further agreed between the Adviser and Sub Adviser. The Trust engages in the business of investing and reinvesting the assets of the Funds in the manner and in accordance with the investment objective and restrictions applicable to the Funds as specified in the currently effective prospectus (the Prospectus) for the Funds included in the registration statement, as amended from time to time (the Registration Statement), filed by the Trust under the 1940 Act and the Securities Act of 1933, as amended (the 1933 Act). Copies of the documents referred to in the preceding sentence have been furnished to the Sub Adviser. Any amendments to those documents shall be furnished to the SubAdviser promptly.

2.	The Adviser hereby appoints the SubAdviser to provide Advisory
Services specified in this Agreement and the SubAdviser hereby accepts such appointment and agrees to render the services herein set forth.

3.	(a)  The SubAdviser shall, at its expense: (i) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this Agreement; and (ii) provide all services, equipment and facilities necessary to perform its obligations under this Agreement. The SubAdviser may from time to time seek research assistance and rely on investment management resources available to it through its affiliated companies, but in no case shall such reliance relieve the SubAdviser of any of its obligations hereunder, nor shall the Adviser or the Funds be responsible for any additional fees or expenses hereunder as a result. In all cases, the SubAdviser shall remain liable as if such services were provided directly.

(b)	The SubAdviser shall not retain any other person to serve as an investment adviser or subadviser to the Funds. The SubAdviser shall not pay any fee, based on the assets of a Fund, to any person providing research and/or investment advice to the Sub Adviser without the express written consent of the Adviser.

(c)	The SubAdviser shall not be required to pay any expenses of a Fund other than those specifically allocated to the SubAdviser in this Agreement. In particular, but without limiting the generality of the foregoing, the SubAdviser shall not be responsible, except to the extent of the reasonable compensation of such of the Trusts employees (if any) as are officers or employees of the SubAdviser whose services may be involved, for any of the following expenses of a Fund: compensation of the Trustees who are not affiliated with the Adviser, Sub Adviser, a Funds distributor, or any of their affiliates; taxes and governmental fees; interest charges; fees and expenses of a Funds independent registered public accounting firm and legal counsel; trade association membership dues; fees and expenses of any custodian (including maintenance of books and accounts and calculation of the net asset value of shares of a Fund), transfer agent, registrar and dividend disbursing agent of a Fund; expenses of issuing, selling, redeeming, registering and qualifying for sale shares of beneficial interest in a Fund; expenses of preparing and printing share certificates, prospectuses and reports to shareholders, notices, proxy statements and reports to regulatory agencies; the cost of office supplies, including stationery; travel expenses of all officers, Trustees and employees; insurance premiums; brokerage and other expenses of executing portfolio transactions; expenses of shareholders meetings; organizational expenses; and extraordinary expenses. Notwithstanding the foregoing, the Trust may enter into a separate agreement with the Adviser, which shall be controlling over this Agreement, as amended, pursuant to which some or all of the foregoing expenses of this Section 3(c) shall be the responsibility of the other party or parties to that agreement

4.	(a)  Subject to the supervision of the Adviser, the SubAdviser shall provide to each Fund Advisory Services including execution of all portfolio transactions on behalf of the Funds necessary to invest the assets of each Fund in the Component Securities of each Funds Underlying Index, as described in the Funds Prospectus.

(b)	In addition to the provision of Advisory Services, the SubAdviser shall be responsible for providing middle and back office operational support for the Funds with respectto the services the SubAdviser provides hereunder. Such support services are set forth in Exhibit B attached hereto, as may be amended from time to time. SubAdviser shall not have responsibility for wiring funds, processing class action or bankruptcy litigation claims relating to any assets held by a Fund, or calculating the net asset value of the Funds.

(c)	Each Fund will have the benefit of the investment analysis and research generally available to investment advisory clients of the SubAdviser. It is understood that the SubAdviser will not use any inside information pertinent to investment decisions undertaken in connection with this Agreement that may be in its possession or in the possession of any of its affiliates, nor will the SubAdviser seek to obtain any such information.

(d)	Upon request, the SubAdviser also shall provide to the Adviser, including the officers of the Trust, administrative assistance in connection with the operation of each Fund, which shall include (i) compliance with all reasonable requests of the Adviser and Trust for information, including information required in connection with the Trusts filings with the Securities and Exchange Commission (SEC) and state securities commissions, and (ii) such other services as the Adviser and/or SubAdviser shall from time to time reasonably determine to be necessary or useful to the administration of a Fund. With respect to the services that the Sub Adviser is providing to the Funds, the SubAdviser will keep the Adviser informed of developments materially affecting a Fund.

(e)	As subadviser to the Funds, the SubAdviser shall provide Advisory
Services for the account of each Fund in accordance with the SubAdvisers best judgment and within the investment objectives, policies, and restrictions set forth in the Prospectus, the 1940 Act and the provisions of the Internal Revenue Code relating to regulated investment companies, subject to policy decisions adopted by the Trusts Board of Trustees.

(f)	Upon request, the SubAdviser shall furnish to the Adviser and the
Trusts Board of Trustees periodic and special reports (including any statistical information) on the investment performance of each Fund and on the performance of its obligations under this Agreement and shall supply such additional reports and information as the Trusts officers or Board of Trustees shall reasonably request.

(g)	For each Fund, the SubAdviser will promptly review all account
reconciliation   documents,   such  as:  (i) reports   of  current
security  holdings   in  the  Fund;
(ii) summary reports of transactions; and (iii) current cash position reports (including cash available from portfolio sales and maturities and sales of the Funds shares less cash needed for redemptions and settlement of portfolio purchases), all within a reasonable time after receipt thereof from the Fund, the Adviser or any service provider thereto (such as the Funds custodian) and will report any errors or discrepancies in such reports to the Fund or its designee within three business days after discovery of such discrepancies.

(h)	The SubAdviser will manage each Fund so that it will qualify, and continue to qualify (except where extraordinary circumstances dictate otherwise), as a regulated investment company under Section 851 of Subchapter M of the Internal Revenue Code and regulations issued thereunder.

(i) On occasions when the SubAdviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other of its clients, the SubAdviser, to the extent permitted by applicable law, may aggregate the securities to be so sold or purchased in order to obtain the best execution of the order or lower brokerage commissions, if any. The Sub Adviser may also on occasion purchase or sell a particular security for one or more clients in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the SubAdviser in the manner it considers to be equitable and consistent with its fiduciary obligations to the Trust and the Funds and to such other customers.

G) Subject to the oversight of the Adviser, the SubAdviser may cause a Fund to pay a broker which provides brokerage and research services to the SubAdviser a commission for effecting a securities transaction in excess of the amount another broker might have charged. Such higher commissions may not be paid unless the SubAdviser determines in good faith that the amount paid is reasonable in relation to the services received in terms of the particular transaction or the SubAdvisers overall responsibilities to the Trust and any other of the Sub Advisers clients.

(k) Unless otherwise instructed by the Trusts Board of Trustees or the Adviser, the SubAdviser or its agent shall have authority and responsibility to exercise whatever powers the Trust and the Adviser may possess with respect to any of the portfolio securities or other investments of a Fund, including, but not limited to, the right to vote proxies, the power to exercise rights, options, warrants, conversion privileges and redemption privileges, to tender securities pursuant to a tender offer. Additionally, to the extent a securities lending program is implemented, the SubAdviser will coordinate with the Adviser to implement a securities lending program, provided, however, that (i) the SubAdviser shall not be responsible for determining what securities will be leant, what shortterm debt obligations to purchase, or when to recall securities that have been leant to third parties; and (ii) the SubAdviser shall provide information as reasonably requested by the Adviser or the Funds securities lending agent, including information relating to the Funds portfolio holdings. With respect to any domestic (U.S.) securities held by a Fund, the SubAdviser shall be responsible for filing on a timely basis beneficial ownership reports required by the Securities Exchange Act of 1934, as amended, and any other domestic securities regulatory filings. With respect to any foreign (nonU.S.) securities held by a Fund, the SubAdviser shall also be responsible for filing on a timely basis any holdings disclosures or other reports as the SubAdviser may be required by law to file with regulatory authorities in foreign jurisdictions to the extent such requirements apply to the entity with investment discretion/power and/or voting power with respect to instruments held by the Funds portfolios. SubAdviser shall not be responsible for taking any action or rendering advice with respect to any class action claim relating to any assets held in a Fund. SubAdviser will, however, forward to Adviser any information it receives regarding any legal matters involving any asset held in a Fund.

(1) The Adviser agrees to issue instructions to all custodians and brokerdealers as necessary to give the SubAdviser all necessary authority to act on behalf of each Fund.

(m)	Nothing herein shall relieve the Adviser of its duties or
responsibilities under its investment management agreement with the Trust on behalf of the Funds.

(n)	Unless specified hereunder or by separate  agreement,  the  Advisory
Services shall not include: (i) consultation with a Fund regarding the appropriateness of the benchmark or strategy as related to their overall investment objectives (i.e., suitability analysis);
(ii) initial and periodic client service and reporting to the Funds, including delivery of brochures and notices; or (iii) any form of custody of a Funds assets.

5.	The SubAdviser shall exercise its best judgment in rendering the services provided by it under this Agreement. Subject to the provisions of Section 9(a) hereof, the Sub Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser, the Trust or the Funds in connection with the matters to which this Agreement relates, except that the SubAdviser shall be liable to the Adviser and the Funds for a loss resulting from a breach of fiduciary duty by the SubAdviser under the 1940 Act with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the SubAdviser in the performance of its duties hereunder or from reckless disregard by the SubAdviser of its obligations or duties under this Agreement. In no case shall the SubAdviser be liable for actions taken or nonactions with respect to the performance of services under this Agreement based upon specific information, instructions or requests given or made to the SubAdviser by the Adviser.
As used in this Section, the term SubAdviser shall include any officers, directors, employees or other affiliates of the Sub Adviser performing services with respect to the Funds.

6.	(a)    The SubAdviser agrees that it will comply with all applicable laws, rules and regulations of all federal and state regulatory agencies having jurisdictions over the Sub Adviser in performance of its duties hereunder. The SubAdviser will treat as confidential and proprietary information of a Fund all records and information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, and the SubAdviser shall not be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

(b) The SubAdviser will notify the Adviser and the Funds in the event that the SubAdviser or any of its affiliates: (i) becomes aware that it is subject to a statutory disqualification that prevents the SubAdviser from serving as a subadviser or otherwise performing its duties pursuant to this Agreement; or (ii) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The SubAdviser further agrees to notify the Funds and the Adviser immediately of any material fact known to the SubAdviser relating to the SubAdviser that is not contained in the Funds Registration Statement regarding the Funds, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect. Notwithstanding the foregoing paragraph, to the extent such information is required to be publicly disclosed pursuant to SEC Regulation FD, SubAdvisers notification obligation is subject to such information having first been publicly disclosed by the SubAdviser or its ultimate parent company pursuant to Regulation FD

7.	(a) For the services provided and the expenses assumed pursuant to this Agreement and except as provided in Section 7(b), the Adviser will pay the SubAdviser and theSubAdviser will accept as full compensation therefore a fee computed daily and paid monthly in arrears on the first business day of each month, based upon the average daily value
(as determined on each business day at the time set forth in the Funds Prospectus for determining net asset value per share) of the net assets of each Fund equal to the lesser of: (i) a fee at the per annum rate set forth in Exhibit A attached hereto, as may be amended from time to time; or
(ii) such fee as may from time to time be agreed upon in writing by the Adviser and the Sub Adviser. If the fee payable to the SubAdviser pursuant to this paragraph begins to accrue after the beginning of any month or if this Agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating fees, the value of each Funds net assets shall be computed in the manner specified in the Funds Prospectus and the Trusts governing instruments for the computation of the value of the Funds net assets in connection with the determination of the net asset value of the Funds shares. Payment of said compensation shall be the sole responsibility of the Adviser and shall in no way be an obligation of a Fund or of the Trust.

(b) If any investment company, separate account, subadvised account, other pooled vehicle or other account which is: (i) sponsored or advised by the Adviser and sub advised by the SubAdviser or provided portfolio implementation services by the SubAdviser pursuant to an agreement wherein the SubAdviser may exercise limited investment discretion; and (ii) eligible to invest in a Fund (PIMCO/PPA Managed Account), including, without limitation, PIMCO RAE Fundamental Global Fund and PIMCO RAE Fundamental Global ex US Fund, invests in a Fund, the SubAdviser shall, subject to applicable law, waive any fee to which it would be entitled under Section 7(a) of this Agreement with respect to any assets of a PIMCO/PPA Managed Account invested in a Fund. For the avoidance of doubt, any assets of a PIMCO/PPA Managed Account invested in a Fund shall be excluded when the Funds net assets are valued for the purpose of calculating the applicable fees payable pursuant to the fee schedule set forth in Exhibit A to this Agreement, as may be amended from time to time.

8.	(a)    This Agreement shall become effective with respect to the
Funds as ofthe date hereof (and, with respect to any amendment, or with respect to any additional Fund, the date of the amendment or supplement hereto) and shall continue in effect with respect to the Funds for a period of more than two years from that date (or, with respect to any additional Fund, for a period of more than two years from the date of the supplement) only so long as the continuance is specifically approved at least annually:
(i) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Trusts Board of Trustees; and
(ii) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trusts
Trustees who are not parties to this Agreement or interested persons
(as defined in the 1940 Act) of any such party.

(b) This Agreement may be terminated with respect to a Fund (or any additional Fund) at any time, without the payment of any penalty, by:
(i) a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund; (ii) a vote of a majority of the Trusts entire Board of Trustees on sixty (60) days written notice to the Sub Adviser;
(iii) the Adviser on sixty (60) days written notice to the SubAdviser; or
(iv) the Sub Adviser on sixty (60) days written notice to the Trust.
This Agreement (or  any  supplement hereto) shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

9.	(a) The SubAdviser shall indemnify and hold harmless the Adviser and its officers, directors, trustees, managers, partners, employees, affiliates and agents from and against any and all liabilities, losses, claims, damages and expenses, including reasonable attorneys fees and expenses, of any kind or nature directly or indirectly resulting solely from or solely out of:
(i) any material misrepresentation, breach of any material representation or failure to comply with any provision, warranty or obligation made by the SubAdviser or its agents in connection with this Agreement or any applicable laws and regulations; (ii) any actions or failure to act by the SubAdviser or its agents in connection with this Agreement that results in a violation of any law; or (iii) any gross negligence, willful misfeasance, bad faith or reckless disregard by the Sub Adviser or its affiliates or agents in fulfilling the SubAdvisers obligations under this Agreement.

(b) The Adviser shall indemnify and hold harmless the SubAdviser and its officers, directors, trustees, managers, partners, employees, affiliates and agents from and against any and all liabilities, losses, claims, damages and expenses, including reasonable attorneys fees and expenses, of any kind or nature directly or indirectly resulting solely from or solely out of:
(i) any material misrepresentation, breach of any material representation or failure to comply with any provision, warranty or obligation made by the Adviser in connection with this Agreement or any applicable laws and regulations; (ii) any actions or failure to act by the Adviser in connection with this Agreement that results in a violation of any law;
or (iii) any gross negligence, willful misfeasance, bad faith or reckless disregard of the Adviser in fulfilling its obligations under this Agreement.

10.	Except to the extent necessary to perform the SubAdvisers obligations under this Agreement and/or as otherwise agreed to by the parties, nothing herein shall be deemed to limit or restrict the right of the SubAdviser, or any affiliate of the SubAdviser, or any employee of the SubAdviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the SubAdvisers ability to meet its obligations to the Funds hereunder.

11.	It is understood that the names PIMCO, PIMCO Equity Series or PIMCO
Funds or any derivative thereof or logo associated therewith are the valuable property of the Adviser and its affiliates. The SubAdviser (or any of its affiliates) agrees that it shall not use any such names (or derivative or logo) without the prior consent of the Adviser. In addition, the Sub Adviser hereby consents to the use of its name and any logo, mark or symbol associated therewith, as well as the names of its business affiliates in the Funds Registration Statement, other disclosure documents, shareholder communications, advertising, sales literature and similar communications. It is understood that Parametric Portfolio Associates and Parametric with the iris flower logo and any derivative or logo associated therewith are the valuable property of the SubAdviser. While SubAdviser consents to the use of the marks and logos for purposes of describing SubAdvisers role and responsibilities under this Agreement, rights to such intellectual property will remain with the SubAdviser and nothing in this Agreement shall be construed otherwise.

12.	Any recommendations concerning  a Funds investment program proposed by the SubAdviser to the Fund and the Adviser pursuant to this Agreement, as well as any other activities undertaken by the SubAdviser on behalf of the Fund pursuant thereto shall at all times be subject to any applicable directives of the Board of Trustees of the Trust provided to the SubAdviser.

13.	In compliance with the requirements of Rule 31a3 under the 1940 Act, and any other applicable federal or state rule, the SubAdviser hereby agrees that all records that it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trusts request; provided, however, that the foregoing shall not be construed to prohibit the retention by the SubAdviser or its representatives of archival information including the Funds accounts data and performance record in performance composites, assets under management, and other marketingrelated reporting documents. Further, compliance with Rule 31a3 under the 1940 Act does not preclude retention by the Sub Adviser or its representatives of documents and records as required for the purpose of facilitating compliance with this Agreement, applicable law or regulation, when automatically stored or archived in electronic form pursuant to standard backup or archival procedures. The SubAdviser further agrees to preserve for the periods prescribed by Rule 31a2 under the 1940 Act and any other applicable Rule, the records required to be maintained by the SubAdviser hereunder pursuant to Rule 31a1 of the 1940 Act and any other applicable federal or state rule. The Sub Adviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Funds are being conducted in accordance with applicable law and regulations.

14.	Adviser represents, warrants and agrees that, except as is expressly provided for in this Agreement, Adviser has sole responsibility for the accuracy and completeness of the Registration Statement, except for
information regarding the SubAdviser  that   has  been specifically
approved by the SubAdviser for inclusion therein, or other information regarding the Funds provided by the SubAdviser for inclusion therein.

15.	This Agreement shall be construed in accordance with the laws of the State of California without regard to the conflicts of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.

16.	No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

17.	(a) For the term of this Agreement and for five years after termination, the Adviser and the SubAdviser shall treat as confidential and shall not disclose or transmit to any third party or use other than as expressly authorized hereunder, except to an affiliate (as defined in the 1940 Act) of the Adviser or the SubAdviser, as the case may be, any information, documentation or other written material with respect to the business affairs of the other party, including but not limited to information that is marked as Confidential by the SubAdviser, the Adviser or the Funds (Confidential Information). Each party agrees to hold the Confidential Information in confidence and not to disclose or use the Confidential Information for any purpose whatsoever other than as contemplated by this Agreement and to require each of its directors, officers, managers, employees, affiliates, representatives or agents not to disclose or use Confidential Information, except as authorized or permitted by this Agreement. Notwithstanding the foregoing, the Adviser may disclose or transmit Confidential Information with respect to the Funds: (i) to the Trusts Board of Trustees; or (ii) with the prior written consent of the SubAdviser.

(b) Confidential Information shall not include: (i) any information that is available to the public or to the receiving party hereunder from sources other than the providing party (provided that such source is not, to the knowledge of the receiving party, subject to any confidentiality agreement with regard to such information); or (ii) any information that is independently developed by the receiving party without use of or reference to information from the providing party. Notwithstanding the foregoing, the parties may reveal Confidential Information to any regulatory agency or court of competent jurisdiction if such information to be disclosed is:
(i) approved in writing by the other party for disclosure; or (ii) required by law, regulatory agency or court order to be disclosed by a party, provided, if permitted by law, that notice of such required disclosure is given to the other party prior to its disclosure if reasonably possible or as soon thereafter as is reasonably practicable and provided further that the providing party shall cooperate with the other party to limit the scope of such disclosure to the extent permitted by law.

18.	Neither party shall be liable for or to the other for any loss caused directly or indirectly by Acts of God (including fire, flood, earthquake, storm, hurricane or other natural disaster), war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption or failure of electricity or telephone service, beyond either partys control.

19.	If any provision of this Agreement shall be  held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions ofthis Agreement shall be deemed to be severable.

20.	Any notice or other communication required or permitted to be given hereunder shall be given in writing and mailed, faxed or delivered to the other party at the addresses set forth below:

If to SubAdviser:

Attn: Legal and Compliance Department 1918 Eighth Ave, Suite 3100
Seattle, WA 98101
Phone:2066945500

Email: PPALegalNotices@paraport.com

Ifto PIMCO: David C. Flattum
Managing Director, General Counsel 650 Newport Center Drive
Newport Beach, CA 92660 Phone: (949) 7206134
Fax: (949) 7204590

Notice shall be deemed given upon receipt.

21.	This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. There are no oral or written collateral representations, agreements or understandings that relate to the Funds except as provided herein. The parties may mutually agree to other matters regarding the Advisory Services which may be represented by other agreements between the parties.

22.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be one and the same agreement.

23.	No breach, default  or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary or confidential nature of any property which is the subject of this Agreement.



IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PACIFIC INVESTMENT MANAGEMENT  COMPANY LLC



By:
Peter G. Strelow Title: Managing Director



PARAMETRIC PORTFOLIO ASSOCIATES LLC



By:    	 Title:



IN WITNESS WHEREOF , the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written. PACIFIC INVESTMENT MANAGEMENT COMPANY LLC


By:

Title:



PARAMETRIC PORTFOLIO ASSOCIATES LLC

By:

Title:	Christine C. Smith
Chief Administrative Officer



EXHIBIT A
(as of June 16, 2017)

Fund	Annual Base Fee1	Fee Rate (Average Daily Net Assets)
Assets Under Management (Millions> 2
PIMCO RAFI Dynamic Multi Factor U.S. Equity ETF	$10,000
0.05percent	$0$50 of net assets
		0.04percent	$50100 of net assets
		0.025percent	$100350 ofnet assets
		0.02percent	Over $350 of net assets
PIMCO RAFI Dynamic Multi Factor International Equity ETF	$10,000
0.065percent	$0$50 of net assets
		0.05percent	$50100 of net assets
		0.035percent	$100350 ofnet assets
		0.03percent	Over $350 ofnet assets
PIMCO RAFI Dynamic Multi Factor Emerging Markets EquityETF	$10,000
0.12percent	$0$50 of net assets



$50100 of net assets
		0.11percent
		0.075percent	$100350 of net assets
		0.055percent	Over $350 of net assets

The provisions of Section 7(b) shall not apply to the annual base fee.

2    As calculated pursuant to Section 7 of this Agreement. For the avoidance of doubt, the assets of a PIMCO/PPA Managed Account (as defined in this Agreement) invested in the Fund shall be excluded when the Funds net assets are valued for the purpose of calculating fees payable pursuant to the rates of compensation set forth herein (i.e., the assets invested by the SubAdviser in the Funds should not be double counted).

EXHIBITB
(as of June 16, 2017)

Middle and Back Office Operational Support to be Provided by the SubAdviser

	Support Service
1.	ETFspecific  matters

a)	satisfaction of all applicable exchange listing requirements by the
Funds on an initial and continuous basis (as required by applicable regulatory rule),
b)	to the extent agreed to in writing, compliance with all conditions of SEC exemptive order(s) or similar regulatory relief applicable to the Funds operation as ETFs, and
c)	to the extent agreed to in writing, coordination with the Funds service providers on the Funds basket construction and dissemination
2.	Account reconciliation (i.e., daily reconciliation of Fund holdings to the records of the Funds custodian,
including positions, cash holdings, market value, and cost basis)
3.	Corporate action processing (i.e., voluntary election processing and maintenance of voluntary and mandatory
events and monitoring of bankruptcy securities and potential processing)
4.	Trade posting, affirmation and settlement oversight, including confrrmation with the counterparty
5.	Daily pricing valuation
6.	Performance calculations (i.e., daily, timeweighted, rateofreturn calculations, including gross of fee and net
of fee returns).
7.	Security maintenance (i.e., new security setup, symbol changes
(such as ISIN, CUSIP, ticker) and name
changes)
8.	Custom reporting as reasonably requested by Adviser
9.	Proxy voting subject to oversight by Adviser
10.	Failed trade aggregation, management and escalation with custodians and third party brokers management;
Claims management   (i.e., issuing, overseeing the claims process for
overdraft charges, use of funds or penalty charges) for both domestic and international settlements
11.	SubAdviser  shall not be  responsible  for taking  any  action or rendering  advice  with respect  to  any class
action claim relating to any assets held in Fund. SubAdviser will, however, forward to Adviser any information it receives regarding any legal matters involving any asset held in Fund. SubAdviser will also provide reasonable assistance in providing historical holdings of the Fund for the past seven years,  as applicable
12.	Benchmark   management   (e.g.,  assignment   and  monitoring
of  benchmark,   performance   of  benchmark reporting, change of benchmark
process)